     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2001

                                                   REGISTRATION NO. 333_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------
                                    JAWZ INC.

             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                      98-0167013
(State or Other Jurisdiction of                         (I.R.S. Employer
Incorporation or Organization)                       Identification Number)

                          12 Concorde Place, Suite 900
                         Toronto, Ontario Canada M3C 3T1
                    (Address of Principal Executive Offices)

                            Agreement of Thomas Welch
                 Consulting Agreement of Strategic Equity Corp.
                                Stock Option Plan
                            (Full title of the plans)

Robert J. Kubbernus, Chief Executive Officer and Interim Chief Financial Officer
                                    JAWZ Inc.
                          12 Concorde Place, Suite 900
                            Toronto, Ontario, M3C 3T1
                                 (416) 444-2526
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                ----------------

                                   Copies to:
                             Jeffrey A. Rinde, Esq.
                               Bondy & Schloss LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                              Phone: (212) 661-3535
                               Fax: (212)972-1677

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                                 Proposed                Proposed
                                             maximum offering             Maximum
Title of Securities      Amount to be        price per share             Aggregate            Amount of
to be registered         Registered               (1)                  Offering Price       Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock,              286,426               $1.38                     395,268            $   98.82
par value $.001
per share (2)
------------------------------------------------------------------------------------------------------------
Common Stock,            1,166,165               $1.38                   1,609,308            $  402.33
par value $.001
per share (3)
------------------------------------------------------------------------------------------------------------
Common Stock,            2,200,000               $1.38                   2,519,342                   (5)
par value $.001                                                                               $  629.84
per share (4)
------------------------------------------------------------------------------------------------------------
Total                    3,652,591               $1.38                  $4,523,918            $1,130.98
------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the bid and asked price as of June 19, 2001.

(2) Represents 286,426 shares of Common Stock to be issued to Thomas Welch as compensation for services rendered pursuant to an agreement.

(3) Represents 1,166,165 shares of Common Stock to be issued to Riaz Mamdani as compensation for services rendered pursuant to a Consulting Agreement between the Company and Strategic Equity Corp.

(4) Represents 2,200,000 shares of Common Stock to be issued pursuant to the Stock Option Plan.

(5) The Registrant previously paid fees in connection with the filing by the Registrant of a Registration Statement on Form S-8 to register 374,390 (post-reverse split) shares of the Registrant's Common Stock. The registration fee is for the 1,825,610 additional shares being registered herewith.

                      REGISTRATION OF ADDITIONAL SECURITIES

     This Registration Statement on Form S-8 is being filed by JAWZ Inc. (the "Company" or the "Registrant"), pursuant to General Instruction E to the Form S-8 Registration Statement under the

Securities Act, in connection with the registration of an additional 1,825,610 shares of the Company's common stock, par value $.001 per share (the "Common Stock") pursuant to the Stock Option Plan. A total of 374,390 (post-reverse split) shares of Common Stock issuable under the Plan has been registered pursuant to the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 1, 1999, and the information contained therein is hereby incorporated by reference.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the Registration Statement in Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     This Registration Statement on Form S-8 of the Registrant covers 3,652,591 shares of the Registrant's Common Stock.

Item 1. Plan Information

     The Jawz Inc., (formerly Jaws Technologies, Inc.), Stock Option Plan received shareholders approval on May, 1999. The plan became effective on July 1, 1998 and expires on June 30, 2008.

     The plan's purpose is to further the growth and development of the Company by providing ownership incentives to officers and employees. The plan is administered by the Compensation Committee of the Board of Directors and has the authority to construe and interpret the plan, to promulgate, amend, and rescind rules and regulations relating to its administration and to make all of the determinations necessary or advisable for the administration of the plan. The aggregate number of shares of common stock which may be issued pursuant to exercise of options granted under the plan shall not exceed 20% of all outstanding shares issued under the plan. A total of 2, 200,000 shares of common stock have been authorized for issuance under the plan.

     Additional information about the plan can be obtained from JAWZ Human Resources Dept., Suite 700, 630 - 8th Avenue S.W., Calgary, Alberta, T2P 1G6 at 403.508.5055.

     Each option agreement entered into between the Company and the recipient shall specify the number of shares subject to the plan, the purchase price for the shares and the notice and payment provisions. No reports shall be made to participating employees apart from documentation surrounding the grant of options.

     The issuance of all options and shares shall be subject to compliance with all of the applicable requirements of law with respect to the issuance and sale of securities.

     There are tax implications relating to the receipt of options and shares pursuant to the option plan. Payment of all withholding taxes payable as a result of the exercise of an option must be paid on the date of exercise. Options are not transferable.

Item 2. Registrant Information and Employee Plan Annual Information

Not applicable

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated herein by reference:

         (a)(i) Our Annual Report on Form 10-K filed on March 30, 2001, for the fiscal year ended December 31, 2000, as amended on April 30, 2001.

         (b)(i) Our Quarterly Report on Form 10-Q filed on May 15, 2001 for the quarter ended March 31, 2001.

         (c) The description of our Common Stock, our Certificate of Incorporation, and our by-laws contained in the our Registration Statement on Form 10- SB, filed September 1, 1999, including any amendment or report filed under the Securities Act the Securities Exchange Act of 1934 (as amended, the "Exchange Act") for the purpose of updating such information (including the Company's Registration Statement on Form S- 1, filed February 14, 2000, as the same was amended from time to time).

         (d) Our Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 1, 1999, relating to the Stock Option Plan.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     (a) Section 145 of the Delaware General Corporation Law provides that:

ss.145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE

(1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(5) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(7) A corporation shall power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee of agent or the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

(8) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(9) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(11) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees). (As amended by Ch. 186, Laws of 1967, Ch. 421, Laws of 1970, Ch. 437, Laws of 1974, Ch. 25, Laws of 198 1, Ch. 11 2, Laws of 1983, Ch. 289, Laws of 1986, Ch. 376, Laws of 1990, and Ch. 26 1, Laws of 1994.)

(b) Section 102 of the Delaware General Corporation Law includes the following provisions:

ss. 102. CERTIFICATE OF INCORPORATION; CONTENTS

The certificate of incorporation shall set forth: (1) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section the certificate of incorporation may also contain any or all of the following matters: (vii) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of ss. 141 of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title. (c) Article Ten of Registrant's Certificate of Incorporation provides: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit No.    Description
-----------    -----------
5.1            *Opinion of Bondy & Schloss LLP as to the legality of the
               securities being offered

5.2            * Consent of Ernst & Young, LLP

23             * Consent of Bondy & Schloss LLP (included in Exhibit 5.1).

99.1 * Agreement between the Company and Thomas Welch, dated as of April 19, 2001

99.2           *Consulting Agreement between the Company and Strategic Equity
               Corp., dated as of April 1, 2001

99.3           ** Stock Option Plan as in effect June 15, 2001.

-------------
*    Filed herewith.

** Included by reference to the S-8 filed by Jaws Technologies, Inc. on December 1, 1999.

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto on the 20th day of June, 2001.

                                         JAWZ Inc.

                                         By:/s/ Robert J. Kubbernus
                                            -------------------------------
                                            Chairman of the Board, CEO,
                                            President, Acting Chief Financial
                                            Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2001.

      Signature                         Title
      ---------                         -----

/s/ Robert J. Kubbernus                 Chairman of the Board, CEO,
-------------------------------         President, Acting Chief Financial
                                        Officer and Director

/s/ Robert J. Kubbernus                 Principal Accounting Officer
-------------------------------
Robert J. Kubbernus

/s/ Julia L. Johnson                    Director
-------------------------------
Julia L. Johnson

/s/ James Canton                        Director
-------------------------------
James Canton

/s/ John S. Burns                       Director
-------------------------------
John S. Burns

/s/ Arthur Wong                         Director
-------------------------------
Arthur Wong

                                  EXHIBIT INDEX

Index and Description of Exhibits.

Exhibit No.    Description
-----------    -----------
5.1            *Opinion of Bondy & Schloss LLP as to the legality of the
               securities being offered

5.2            * Consent of Ernst & Young, LLP

23             * Consent of Bondy & Schloss LLP (included in Exhibit 5.1).

99.1 * Agreement between the Company and Thomas Welch, dated as of April 19, 2001

99.2           *Consulting Agreement between the Company and Strategic Equity
               Corp., dated as of April 1, 2001

99.3           ** Stock Option Plan as in effect June 15, 2001.

-------------
*    Filed herewith.

** Included by reference to the S-8 filed by Jaws Technologies, Inc. on December 1, 1999.